Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Gavin A. Mohr, Chief Financial Officer, 616.447.3929

 INDEPENDENT BANK CORPORATION REPORTS
2020 FOURTH QUARTER AND FULL YEAR RESULTS

GRAND RAPIDS, Mich., Jan. 28, 2021 - Independent Bank Corporation (NASDAQ: IBCP) reported fourth quarter 2020 net income of $17.0 million, or $0.77 per diluted share, versus net income of $13.9 million, or $0.61 per diluted share, in the prior-year period.  For the year ended December 31, 2020, the Company reported net income of $56.2 million, or $2.53 per diluted share, compared to net income of $46.4 million, or $2.00 per diluted share, in 2019.  The increase in 2020 fourth quarter and full-year 2020 earnings as compared to 2019 primarily reflects increases in non-interest income that were partially offset by a decrease in interest income and an increase in non-interest expense and income tax expense.

Fourth quarter 2020 highlights include:

•	Increases in net income and diluted earnings per share of 22.4% and 26.2%, respectively, compared to 2019;
•	Return on average assets and return on average equity of 1.61% and 17.82%, respectively, compared to 1.56% and 15.92%, respectively, in 2019;
•	Net gains on mortgage loans of $15.9 million (up 148.5% over 2019) and total mortgage loan origination volume of $502.5 million;
•	Deposit net growth of $39.6 million (or 1.1%);
•	Continued strong asset quality metrics as evidenced by net loan recoveries during the quarter, a low level of non-performing loans and non-performing assets;
•	COVID related forbearances declined to 0.83% of total loans; and
•	The payment of a 20 cent per share dividend on common stock on November 16, 2020.

Full year 2020 highlights include:

•	Increases in net income and diluted earnings per share of 20.9% and 26.3%, respectively, compared to 2019;
•	Return on average assets and return on average equity of 1.43% and 15.68%, respectively, compared to 1.35% and 13.63%, respectively, in 2019;
•	Net gains on mortgage loans of $62.6 million (up 213.1% over 2019) and total mortgage loan origination volume of $1.8 billion;
•	Deposit net growth of $600.6 million (or 19.8%); and
•	Tangible common equity per share increased by 16% to $16.33 from $14.08.

Significant items impacting comparable quarterly and year to date 2020 and 2019 results include the following:

•
As a result of hedge de-designation the company realized an increase in interest expense of $1.6 million ($0.06 per diluted share, after tax) due to accelerated amortization of deferred losses on certain derivative instruments. As cash flow hedges these losses were previously recorded in accumulated other comprehensive income (loss).

•
Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of a negative $0.9 million ($0.03 per diluted share, after taxes) and a negative $10.8 million ($0.39 per diluted share, after taxes) for the three-months and full-year ended December 31, 2020, respectively, as compared to a positive $0.6 million ($0.02 per diluted share, after taxes) and a negative $6.4 million ($0.22 per diluted share, after taxes) for the three-months and full year ended December 31, 2019, respectively.

•
Approximately $1.54 million ($0.06 per diluted share, after taxes) and $3.0 million ($0.11 per diluted share, after taxes) of expenses related to the ongoing data processing conversion and the completed bank branch closures (as described further below under “Operating Results”) for the three-months and full-year ended December 31, 2020, respectively.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report very strong financial performance in the fourth quarter and for the full-year 2020 as we continue to navigate the many challenges brought on by the COVID-19 pandemic.  Our associates continued their amazing efforts during this quarter!  We closed over one-half billion dollars of mortgage loans, helping our customers buy new homes or refinance existing mortgage loans. We assisted our customers in completing and submitting PPP forgiveness applications to the SBA, with over 38% of outstanding balances submitted. We continued to effectively operate our Business Continuity Plan to safely serve our customers and protect our employees.  Finally, we maintained solid asset quality metrics during the fourth quarter of 2020. COVID-19 related loan forbearance balances decreased by 62.7% during the fourth quarter of 2020. As we look ahead to 2021 and beyond, we are mindful of the ongoing challenges from the COVID-19 pandemic, however, we are confident of our continued ability to effectively respond to these challenges and remain optimistic about our future.”

COVID-19 Pandemic Update

The Company continues to respond to the challenges arising from the COVID-19 pandemic. Our response was initially formulated during the month of February 2020 as we prepared our infrastructure to allow the majority of our associates to work remotely.  In March 2020 we activated our Business Continuity Plan to protect our customers, employees and business.  We will continue to take the necessary steps to serve our communities while doing our part to minimize the spread of COVID-19.  The following is a brief description of our current initiatives:

•
Customer Safety and Service Levels – From mid-March 2020 to mid-June 2020 we limited our branch lobbies to appointment only and kept drive-through windows open.  In mid-June 2020 our bank branch lobbies fully reopened.  On November 13, 2020 we again limited our branch lobbies to appointment only in response to increasing COVID-19 cases in the State of Michigan. Branch lobbies were reopened January 4, 2021.  With the ability to use drive through service, ATMs or our electronic banking solutions there was minimal disruption to our customers.

•
Employee Safety – For employees that are in our bank branches servicing our customers, we have expanded sick and vacation time.  All non-branch employees either have the option or are required to work remotely.  We currently have approximately 38% of our total staff working remotely every day.  We have installed “customer friendly” shields throughout our delivery network and have implemented a variety of other protective processes to promote the safety of our employees and put both customers and staff at ease.

•
Loan Forbearances – We have forbearance programs in place to proactively work with our customers who have experienced financial difficulty due to the COVID-19 pandemic. Totals for these programs by loan type are presented in the table below under the caption “Asset Quality”. The level of these loans is down significantly after peaking in mid-June 2020, as many customers’ economic situations have improved, allowing them to pay their loans current or return to their original payment terms.

•
U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) – We built an effective process to manage the high volume of applications that we received.  Customer demand for this program was extraordinary.  As of December 31, 2020, we had 1,483 PPP loans outstanding with a total balance of $169.8 million.  The average balance of PPP loans in the fourth quarter of 2020 was $220.2 million with an average yield of 6.91% (including the accretion of approximately $3.3 million of net of fees).  At December 31, 2020, there was $3.2 million remaining unaccreted net fees related to PPP loans.  These net fees are expected to be accreted into interest income over the next 6 months, and the pace of such accretion will depend on payment activity (including loan forgiveness) within the PPP loan portfolio.  As of December 31, 2020, 808 forgiveness applications (totaling $123.0 million) have been submitted to the SBA with 751 (totaling $92.0 million) applications approved. We are currently taking applications for the second round of the Paycheck Protection Program.

Operating Results

The Company’s net interest income totaled $31.0 million during the fourth quarter of 2020, an increase of $0.3 million, or 0.9% from the year-ago period, and down $1.0 million, or 3.0%, from the third quarter of 2020. The Company realized an increase in interest expense of $1.6 million due to accelerated amortization of deferred loss on certain derivative instruments that have been de-designated.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.12% during the fourth quarter of 2020, compared to 3.70% in the year-ago period, and 3.31% in the third quarter of 2020. The year-over-year quarterly increase in net interest income is due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin.  Average interest-earning assets were $3.98 billion in the fourth quarter of 2020, compared to $3.32 billion in the year ago quarter and $3.89 billion in the third quarter of 2020.

For the full year 2020, net interest income totaled $123.6 million, an increase of $1.0 million, or 0.8% from 2019.  The Company’s net interest margin for the full year of 2020 was 3.34% compared to 3.80% in 2019.  The increase in net interest income for the full year of 2020 compared to 2019 is also due to an increase in average interest-earning assets that was largely offset by a decline in the net interest margin.

Due to the economic impact of COVID-19, the Federal Reserve has taken a variety of actions to stimulate the economy, including significantly lowering short-term interest rates.  These actions have placed continued pressure on the Company’s net interest margin.

Non-interest income totaled $22.4 million and $80.7 million, respectively, for the fourth quarter and full year 2020, compared to $15.6 million and $47.7 million in the respective comparable year ago periods.  These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net).

Net gains on mortgage loans in the fourth quarters of 2020 and 2019, were approximately $15.9 million and $6.4 million, respectively.  For full year 2020, net gains on mortgage loans totaled $62.6 million compared to $20.0 million in 2019.  The increase in net gains on mortgage loans in 2020 was primarily due to a significant increase in mortgage loan sales volume (principally reflecting the rise in mortgage loan refinance levels), as well as improved profit margins on mortgage loan sales and fair value adjustments on the mortgage loan pipeline.

Mortgage loan servicing, net, generated a loss of $0.4 million and a gain of $1.3 million in the fourth quarters of 2020 and 2019, respectively. For full year 2020 and 2019, mortgage loan servicing, net, generated a loss of $9.4 million and $3.3 million, respectively.  The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

	Three Months Ended		Twelve Months Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Mortgage loan servicing, net:		(Dollars in thousands)
Revenue, net	$1,812	$1,622	$6,874	$6,196
Fair value change due to price	(892)	628	(10,833)	(6,408)
Fair value change due to pay-downs	(1,304)	(902)	(5,391)	(3,124)
Total	$(384)	$1,348	$(9,350)	$(3,336)

Non-interest expenses totaled $32.7 million in the fourth quarter of 2020, compared to $29.3 million in the year-ago period.  For full year 2020, non-interest expenses totaled $122.4 million versus $111.7 million in 2019.  These year-over-year increases in non-interest expense are primarily due to increases in compensation and employee benefits, FDIC deposit insurance and data processing conversion related expenses. Full year 2020 performance based compensation expense increased $7.7 million primarily as a result of actual performance relative to established management incentive plan targets. The fourth quarter and full year 2020 includes $1.5 million and $2.6 million, respectively, of expenses related to the Company’s core data processing conversion that is in process (this conversion is expected to be completed in April 2021). The full-year 2020 non-interest expense also includes $0.4 million of expenses (primarily write-downs of fixed assets and leases) related to the closures of eight bank branch offices that occurred in June and July 2020.

The Company recorded an income tax expense of $4.1 million and $13.3 million in the fourth quarter and full-year 2020, respectively.  This compares to an income tax expense of $3.3 million and $11.3 million in the fourth quarter and full-year 2019, respectively.  The changes in income tax expense primarily reflect changes in pre-tax earnings in 2020 relative to 2019.

Asset Quality

A breakdown of loan forbearance totals by loan type is as follows:

	12/31/20			9/30/20			% change vs. prior quarter
Loan Type	#	$(000’s)	% of portfolio	#	$ (000's)	% of portfolio	#	$
Loans serviced for others	288	$42,897	1.4%	416	$66,279	2.3%	(30.8)%	(35.3)%

Commercial	2	$163	0.0%	17	$25,105	1.9%	(88.2%)	(99.4%)
Mortgage	134	19,830	2.0%	197	32,091	3.1%	(32.0)%	(38.2)%
Installment	48	1,412	0.3%	97	2,631	0.5%	(50.5)%	(46.3)%
Total	184	$21,405	0.8%	311	$59,827	2.1%	(40.8)%	(64.2)%

Note:  The % of portfolio is based on the dollar amount of forbearances to the total for the loan portfolio segment.

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	12/31/2020	12/31/2019	12/31/2018
	(Dollars in thousands)
Commercial	$1,440	$1,377	$2,220
Mortgage	6,353	7,996	6,033
Installment	519	805	781
Subtotal	8,312	10,178	9,034
Less – government guaranteed loans	439	646	460
Total non-performing loans	$7,873	$9,532	$8,574
Ratio of non-performing loans to total portfolio loans	0.29%	0.35%	0.33%
Ratio of non-performing assets to total assets	0.21%	0.32%	0.29%
Ratio of the allowance for loan losses to non-performing loans	450.01%	274.32%	290.27%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans have decreased $1.7 million from December 31, 2019, due primarily to a decrease in non-performing mortgage loans.

The provision for loan losses was a credit of $0.4 million and $0.2 million in the fourth quarters of 2020 and 2019, respectively.  The provision for loan losses was an expense of $12.5 million and 0.8 million for the full-year 2020 and 2019, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans, loan forbearances and loan net charge-offs.  In addition, the higher 2020 full-year provision for loan losses includes an $11.2 million (or 128.3%) increase in the qualitative/subjective portion of the allowance for loan losses.  This increase principally reflects the unique challenges and economic uncertainty resulting from the COVID-19 pandemic and the potential impact on the loan portfolio that is not otherwise captured elsewhere within the allowance for loan losses.  The Company recorded loan net recoveries of $0.1 million and loan net charge offs of $3.2 million in the fourth quarter and full-year 2020, respectively.  This compares to loan net recoveries of $0.2 million and $0.4 million, in the fourth quarter and full-year 2019, respectively.  At December 31, 2020, the allowance for loan losses totaled $35.4 million, or 1.30% of total portfolio loans, compared to $26.1 million, or 0.96% of total portfolio loans, at December 31, 2019. Excluding PPP loans and the remaining Traverse City State Bank acquired loan balances, the allowance for loan losses was equal to 1.43% of portfolio loans at December 31, 2020.

The provision for the loan loss was calculated utilizing the incurred model for the full year 2020. The adoption of CECL was delayed following the updated guidance included in the second COVID-19 relief bill passed in December 2020. The Company is expecting to adopt CECL on January 1, 2021 as allowed under the CARES Act extension. We expect to recognize an cumulative effect adjustment through retained earnings increasing the allowance for loan losses. We are estimating this increase to the allowance for loan losses to be in the range of $10.5 million to $12.5 million.

Balance Sheet, Liquidity and Capital

Total assets were $4.2 billion at December 31, 2020, an increase of $639.3 million from December 31, 2019.  Loans, excluding loans held for sale, were $2.73 billion at December 31, 2020, compared to $2.73 billion at December 31, 2019.  Deposits totaled $3.64 billion at December 31, 2020, an increase of $600.6 million from December 31, 2019.  This increase is primarily due to growth in non-interest bearing, savings and interest-bearing checking and reciprocal deposit account balances.

Cash and cash equivalents totaled $118.7 million at December 31, 2020, versus $65.3 million at December 31, 2019. Securities available for sale totaled $1.1 billion at December 31, 2020, versus $518.4 million at December 31, 2019.  The significant increase in securities available for sale is due to the deployment of funds generated from the growth in deposits.

In May 2020, the Company issued $40.0 million of subordinated notes with a ten year maturity, a five year call option and an initial coupon interest rate (fixed for the first five years) of 5.95%.

Total shareholders’ equity was $389.5 million at December 31, 2020, or 9.27% of total assets.  Tangible common equity totaled $356.9 million at December 31, 2020, or $16.33 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	12/31/2020	12/31/2019	Well Capitalized Minimum
Tier 1 capital to average total assets	8.81%	9.49%	5.00%
Tier 1 common equity to risk-weighted assets	12.81%	11.96%	6.50%
Tier 1 capital to risk-weighted assets	12.81%	11.96%	8.00%
Total capital to risk-weighted assets	14.06%	12.96%	10.00%

Share Repurchase Plan

On December 18, 2020, the Board of Directors of the Company authorized the 2021 share repurchase plan.  Under the terms of the 2021 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its outstanding common stock.    The repurchase plan is authorized to last through December 31, 2021.

Due primarily to the economic uncertainty brought on by the COVID-19 pandemic, the Company suspended its share repurchase plan in March 2020. However, as a result of the Company’s strong financial performance and improved economic conditions, the Company reactivated the share repurchased plan in the fourth quarter of 2020 and acquired 30,027 shares at a weighted average price of $14.90. For the full-year 2020 the Company repurchased 708,956 shares at a weighted average price of $20.07.

Earnings Conference Call

Brad Kessel, President and CEO and Gavin A. Mohr, CFO will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, January 28, 2021.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL:  https://services.choruscall.com/links/ibcp210128.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10150378). The replay will be available through February 4, 2021.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.2 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2020	2019
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$56,006	$53,295
Interest bearing deposits	62,699	12,009
Cash and Cash Equivalents	118,705	65,304
Interest bearing deposits - time	-	350
Securities available for sale	1,072,159	518,400
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,427	18,359
Loans held for sale, carried at fair value	92,434	69,800
Loans
Commercial	1,242,415	1,166,695
Mortgage	1,015,926	1,098,911
Installment	475,337	459,417
Total Loans	2,733,678	2,725,023
Allowance for loan losses	(35,429)	(26,148)
Net Loans	2,698,249	2,698,875
Other real estate and repossessed assets	766	1,865
Property and equipment, net	36,127	38,411
Bank-owned life insurance	55,180	55,710
Capitalized mortgage loan servicing rights	16,904	19,171
Other intangibles	4,306	5,326
Goodwill	28,300	28,300
Accrued income and other assets	62,456	44,823
Total Assets	$4,204,013	$3,564,694

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$1,153,473	$852,076
Savings and interest-bearing checking	1,526,465	1,186,745
Reciprocal	556,185	431,027
Time	287,402	376,877
Brokered time	113,830	190,002
Total Deposits	3,637,355	3,036,727
Other borrowings	30,012	88,646
Subordinated debt	39,281	-
Subordinated debentures	39,524	39,456
Accrued expenses and other liabilities	68,319	49,696
Total Liabilities	3,814,491	3,214,525

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,853,800 shares at December 31, 2020 and 22,481,643 shares at December 31, 2019	339,353	352,344
Retained earnings	40,145	1,611
Accumulated other comprehensive income (loss)	10,024	(3,786)
Total Shareholders’ Equity	389,522	350,169
Total Liabilities and Shareholders’ Equity	$4,204,013	$3,564,694

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$31,139	$30,393	$33,140	$123,159	$133,883
Interest on securities available for sale
Taxable	3,299	3,450	3,031	12,655	11,842
Tax-exempt	789	954	325	2,926	1,342
Other investments	235	237	412	1,089	1,861
Total Interest Income	35,462	35,034	36,908	139,829	148,928
Interest Expense
Deposits	3,516	2,062	5,487	12,666	23,425
Other borrowings and subordinated debt and debentures	953	1,006	711	3,551	2,922
Total Interest Expense	4,469	3,068	6,198	16,217	26,347
Net Interest Income	30,993	31,966	30,710	123,612	122,581
Provision for loan losses	(421)	975	(221)	12,463	824
Net Interest Income After Provision for Loan Losses	31,414	30,991	30,931	111,149	121,757
Non-interest Income
Service charges on deposit accounts	2,218	2,085	2,885	8,517	11,208
Interchange income	2,819	3,428	2,553	11,230	10,297
Net gains on assets
Mortgage loans	15,873	20,205	6,388	62,560	19,978
Securities available for sale	14	-	3	267	307
Mortgage loan servicing, net	(384)	(644)	1,348	(9,350)	(3,336)
Other	1,823	1,937	2,420	7,521	9,282
Total Non-interest Income	22,363	27,011	15,597	80,745	47,736
Non-interest Expense
Compensation and employee benefits	20,039	21,954	18,546	74,781	67,501
Occupancy, net	2,120	2,199	2,216	8,938	9,013
Data processing	2,374	2,215	2,308	8,534	8,905
Furniture, fixtures and equipment	964	999	1,055	4,089	4,113
Interchange expense	926	831	883	3,342	3,215
Communications	785	806	728	3,194	2,947
Loan and collection	708	768	709	3,037	2,685
Conversion related expenses	1,541	643	-	2,586	-
Advertising	594	589	515	2,230	2,450
Legal and professional	600	566	533	2,027	1,814
FDIC deposit insurance	385	411	(38)	1,596	685
Branch closure costs	-	-		417	-
Correspondent bank service fees	101	101	111	395	411
Net (gains) losses on other real estate and repossessed assets	(82)	46	(63)	64	(90)
Other	1,652	1,513	1,800	7,183	8,084
Total Non-interest Expense	32,707	33,641	29,303	122,413	111,733
Income Before Income Tax	21,070	24,361	17,225	69,481	57,760
Income tax expense	4,084	4,777	3,346	13,329	11,325
Net Income	$16,986	$19,584	$13,879	$56,152	$46,435
Net Income Per Common Share
Basic	$0.78	$0.90	$0.62	$2.56	$2.03
Diluted	$0.77	$0.89	$0.61	$2.53	$2.00

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$30,993	$31,966	$30,462	$30,191	$30,710
Provision for loan losses	(421)	975	5,188	6,721	(221)
Non-interest income	22,363	27,011	20,367	11,004	15,597
Non-interest expense	32,707	33,641	27,346	28,719	29,303
Income before income tax	21,070	24,361	18,295	5,755	17,225
Income tax expense	4,084	4,777	3,523	945	3,346
Net income	$16,986	$19,584	$14,772	$4,810	$13,879

Basic earnings per share	$0.78	$0.90	$0.67	$0.22	$0.62
Diluted earnings per share	0.77	0.89	0.67	0.21	0.61
Cash dividend per share	0.20	0.20	0.20	0.20	0.18

Average shares outstanding	21,866,326	21,881,562	21,890,761	22,271,412	22,481,551
Average diluted shares outstanding	22,112,829	22,114,692	22,113,187	22,529,370	22,776,908

Performance Ratios
Return on average assets	1.61%	1.90%	1.54%	0.54%	1.56%
Return on average equity	17.82	21.36	17.39	5.54	15.92
Efficiency ratio (1)	60.59	56.36	53.07	69.32	62.56

As a Percent of Average Interest-Earning Assets (1)
Interest income	3.57%	3.62%	3.72%	4.28%	4.44%
Interest expense	0.45	0.31	0.36	0.65	0.74
Net interest income	3.12	3.31	3.36	3.63	3.70

Average Balances
Loans	$2,876,795	$2,925,872	$2,913,857	$2,766,770	$2,776,037
Securities available for sale	1,009,578	891,975	660,126	527,395	488,016
Total earning assets	3,984,080	3,887,455	3,659,614	3,350,948	3,320,828
Total assets	4,195,546	4,102,318	3,868,408	3,565,829	3,529,744
Deposits	3,632,758	3,559,070	3,303,302	3,066,298	3,040,099
Interest bearing liabilities	2,574,306	2,532,481	2,402,361	2,309,995	2,251,928
Shareholders' equity	379,232	364,714	341,606	348,963	345,910

End of Period
Capital
Tangible common equity ratio	8.56%	8.23%	8.03%	8.40%	8.96%
Average equity to average assets	9.04	8.89	8.83	9.79	9.80
Common shareholders' equity per share of common stock	$17.82	$17.05	$16.23	$15.33	$15.58
Tangible common equity per share of common stock	16.33	15.55	14.72	13.81	14.08
Total shares outstanding	21,853,800	21,885,368	21,880,183	21,892,001	22,481,643

Selected Balances
Loans	$2,733,678	$2,855,479	$2,866,663	$2,718,115	$2,725,023
Securities available for sale	1,072,159	985,050	856,280	594,284	518,400
Total earning assets	3,979,397	3,962,824	3,833,523	3,416,845	3,343,941
Total assets	4,204,013	4,168,944	4,043,315	3,632,387	3,564,694
Deposits	3,637,355	3,597,745	3,485,125	3,083,564	3,036,727
Interest bearing liabilities	2,553,418	2,515,185	2,456,193	2,350,056	2,312,753
Shareholders' equity	389,522	373,092	355,123	335,618	350,169

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$30,993	$30,710	$123,612	$122,581
Add: taxable equivalent adjustment	221	104	823	423
Net interest income - taxable equivalent	$31,214	$30,814	$124,435	$123,004
Net interest margin (GAAP) (1)	3.10%	3.68%	3.32%	3.79%
Net interest margin (FTE) (1)	3.12%	3.70%	3.34%	3.80%

(1)	Annualized for three months ended December 31, 2020 and 2019.

Tangible Common Equity Ratio

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in thousands)
Common shareholders' equity	$389,522	$373,092	$355,123	$335,618	$350,169
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	4,306	4,561	4,816	5,071	5,326
Tangible common equity	$356,916	$340,231	$322,007	$302,247	$316,543

Total assets	$4,204,013	$4,168,944	$4,043,315	$3,632,387	$3,564,694
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	4,306	4,561	4,816	5,071	5,326
Tangible assets	$4,171,407	$4,136,083	$4,010,199	$3,599,016	$3,531,068

Common equity ratio	9.27%	8.95%	8.78%	9.24%	9.82%
Tangible common equity ratio	8.56%	8.23%	8.03%	8.40%	8.96%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$389,522	$373,092	$355,123	$335,618	$350,169
Tangible common equity	$356,916	$340,231	$322,007	$302,247	$316,543
Shares of common stock outstanding (in thousands)	21,854	21,885	21,880	21,892	22,482

Common shareholders' equity per share of common stock	$17.82	$17.05	$16.23	$15.33	$15.58
Tangible common equity per share of common stock	$16.33	$15.55	$14.72	$13.81	$14.08

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.